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                                                                                  Exhibit 11
                                    RALSTON PURINA COMPANY
                              COMPUTATION OF EARNINGS PER SHARE
                             (IN MILLIONS EXCEPT PER SHARE DATA)


                                                                         QUARTER ENDED DECEMBER 31,
                                                                         --------------------------
                                                                          1996                1995
                                                                          ----                ----
EARNINGS PER COMMON SHARE OUTSTANDING

Net earnings                                                           $   137.4           $   128.5
Dividend on Series A ESOP convertible
   preferred stock, net of taxes                                            (3.4)               (3.6)
                                                                       ---------           ---------
Earnings available to common shareholders                              $   134.0           $   124.9
                                                                       =========           =========

Weighted average shares - primary
   earnings per share calculation                                          101.9 <F*>          101.7 <F*>
                                                                       =========           =========
Earnings per common share outstanding                                  $    1.32           $    1.23
                                                                       =========           =========


EARNINGS PER SHARE ASSUMING FULL DILUTION

Net earnings                                                           $   137.4           $   128.5
Adjustments to net earnings to reflect assumed
   ESOP preferred stock conversion                                          (0.9)               (1.1)
                                                                       ---------           ---------
Net earnings for fully diluted earnings per share calculation          $   136.5           $   127.4
                                                                       =========           =========

Weighted average number of common shares outstanding                       101.9 <F*>          101.7 <F*>
Convertible preferred stock                                                  6.6                 7.0
Dilutive effect of stock options                                             1.9                 1.6
Dilutive effect of deferred compensation awards                              0.4                 0.2
                                                                       ---------           ---------
Weighted average shares - fully diluted earnings
   per share calculation                                                   110.8               110.5
                                                                       ==========          ==========

Earnings per share assuming full dilution                              $    1.23           $    1.15
                                                                       =========           =========

<F*> Excludes 4,245,000 and 4,154,000 shares held in Grantor Trust at December 31, 1996 and 1995, respectively.
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